Exhibit 99.1

Amendment to Heritage Commerce Corp Bylaws

Effective November 15, 2007, Section 12.4 of the Bylaws of Heritage Commerce Corp was amended to read as follows:

12.4        Certificates; Direct Registration System.  Shares of the corporation’s stock may be certificated or uncertificated, as provided under the California General Corporation Law. Any certificates that are issued shall be signed in the name of the corporation by the Chairman of the Board, the Vice Chairman of the Board, the President, or a Vice President and by the Chief Financial Officer, an Assistant Treasurer, the Corporate Secretary, or an Assistance Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent, or registrar at the date of issue. Shares of the corporation’s capital stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the corporation in accordance with a direct registration system approved by the Securities and Exchanges Commission and by any securities exchange on which the stock of the corporation may from time to time be traded.

Transfers of shares of stock of the corporation shall be made by the transfer agent and registrar on the books of the corporation after receipt of a request with proper evidence of succession, assignment, or authority to transfer by the record holder of such stock, or by an attorney lawfully constituted in writing, and in the case of stock represented by a certificate, upon surrender of the certificate. Subject to the foregoing, the Board of Directors shall have power and authority to make such rules and regulations as it shall deem necessary or appropriate concerning the issue, transfer, and registration of shares of stock of the corporation, and to appoint and remove transfer agents and registrars of transfers.

Effective November 15, 2007, Section 12.5 of the Bylaws of Heritage Commerce Corp was amended to read as follows:

12.5        Lost Certificates.  Any person claiming a certificate of stock to be lost, stolen, mislaid, or destroyed shall make an affidavit or affirmation of that fact and verify the same in such manner as the Board of Directors may require, and shall, if the Board of Directors so requires, give the corporation, its transfer agent, registrars, and/or other agents a bond of indemnity in form approved by counsel, and in amount and with such sureties as may be satisfactory to the corporate secretary of the corporation, before a new certificates (or uncertificated shares in lieu of a new certificate) may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, stolen, mislaid, or destroyed.